Exhibit 99.1
Precision BioSciences Reports Second Quarter 2026 Financial Results and Provides Business Update

- First clinical biopsy evidence of direct cccDNA elimination from ongoing Phase 1 ELIMINATE-B trial; PBGENE-HBV treatment led to a 1-log reduction in cccDNA with <1% remaining -
- In late-breaking data at EASL, PBGENE-HBV demonstrated sustained pgRNA loss in 100% of evaluable patients; pgRNA is the distinct serum biomarker for cccDNA elimination by PBGENE-HBV -
- Multiple DMD clinical trial sites now actively recruiting for the Phase 1/2 FUNCTION-DMD trial -
- Next PBGENE-HBV and PBGENE-DMD clinical updates targeted for year-end 2026 -
- Cash balance of $112.4 million including cash, cash equivalents and restricted cash as of June 30, 2026, expected to enable data milestones from both PBGENE-HBV and PBGENE-DMD through 2028 -
DURHAM, N.C., August 6, 2026 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company utilizing its novel proprietary ARCUS® platform to develop in vivo gene editing therapies for high unmet need diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.
“The second quarter marked a defining moment for Precision BioSciences and the hepatitis B field, with the first clinical biopsy evidence that a therapeutic agent can directly target and eliminate cccDNA – data that validate both the science and the development strategy for PBGENE-HBV,” said Michael Amoroso, Chief Executive Officer of Precision BioSciences. “We also continued to advance PBGENE-DMD, with patients now being recruited to participate in the FUNCTION-DMD study. We entered 2026 with a clear plan to deliver multiple important clinical and operational milestones and we are executing against it with near-term data updates from both programs targeted for year end.”
Wholly Owned Portfolio:
PBGENE-HBV (Hepatitis B Viral Elimination Program)
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program being evaluated in ELIMINATE-B, a global clinical trial, as a potential curative treatment for chronic hepatitis B. PBGENE-HBV is the only clinical stage program that targets and eliminates cccDNA, the sole source of viral replication, leading to sustained loss of pgRNA, the precursor for HBV DNA. PBGENE-HBV is the first and only in vivo gene elimination approach to prospectively employ repeat administrations of lipid nanoparticle (LNP) in chronic hepatitis B with the goal of complete viral cure.
On May 27, 2026, Precision presented new and late-breaking clinical data from the ongoing ELIMINATE-B study at the European Association for the Study of the Liver (EASL) Congress 2026 in Barcelona, Spain. The data cut on May 4, 2026, was based on 38 doses administered across 16 patients in 5 cohorts.
Key Findings:
Liver biopsy data demonstrated a 1-log (10-fold) reduction in cccDNA-derived transcripts in one patient after only two administrations of PBGENE-HBV at 0.4 mg/kg, with less than 1% of cccDNA remaining post-treatment. Further biopsy analysis of a second patient, who received three doses at the same dose level and schedule, demonstrated that repeat administrations of PBGENE-HBV cumulatively increase the anti-cccDNA effect in the liver. Together, the biopsy data delivered the first ever clinical proof that a gene editor can directly target and eliminate cccDNA in chronic hepatitis B patients.
While molecular biopsies provide clear evidence of cccDNA editing, HBV pre-genomic RNA (pgRNA) is the best blood biomarker for cccDNA elimination. pgRNA is exclusively produced from cccDNA and is the

Exhibit 99.1
only source of new infectious virions, measured in the blood as HBV DNA. Following treatment with PBGENE-HBV, pgRNA became durably undetectable in 100% of patients who had detectable pgRNA prior to treatment. Importantly, the loss of pgRNA was ongoing for up to six months as of the data cut-off. This sustained loss of pgRNA demonstrates the durability of PBGENE-HBV’s elimination mechanism designed to directly target and eradicate cccDNA.
In other important secondary serum biomarkers, substantial S-antigen declines were observed in 100% of patients treated, and durability was demonstrated in patients across all dose levels being investigated ranging from 0.2mg/kg to 0.8mg/kg. Additionally, the first patient dosed in the ELIMINATE-B trial continued to demonstrate substantial reductions more than one year after dosing.
No dose-limiting toxicities have been observed in 16 patients across five cohorts. The etiology of LNP-related hypotension observed during dose escalation was identified and ameliorated through straightforward mitigation measures such as a longer infusion time and a short course of steroids at the time of infusion.
Since the data update, Precision has opened new trial sites and continues enrolling additional patients, expanding cohorts 4 (0.4 mg/kg) and 5 (0.65 mg/kg), while collecting additional biopsies and blood biomarker data to further assess viral elimination. The current and future datasets are expected to inform selection of the optimal dosing schedule for Part 2 expansion. Precision continues its work with global investigators for next phase study design and expects to provide additional updates on the ELIMINATE-B trial progress by the end of 2026.
PBGENE-DMD (Muscle Targeted Gene Excision Program)
PBGENE-DMD is Precision's development candidate for Duchenne muscular dystrophy (DMD) designed to durably improve function for approximately 60% of patients with DMD. By employing two complementary ARCUS nucleases in a single AAV, PBGENE-DMD excises exons 45-55 of the dystrophin gene, restoring expression of a near full-length dystrophin protein.
The company presented new preclinical data at the American Society of Gene & Cell Therapy (ASGCT) 2026 Annual Meeting in Boston, Massachusetts. The new data showed that treatment with PBGENE-DMD in early-juvenile mice resulted in significantly higher efficacy across key skeletal and respiratory muscles than treatment in late-juvenile mice over a comparable timeframe. This new data further supports evaluating PBGENE-DMD in younger DMD patient populations, including the 2- to 3-year-old patients, who are a key demographic of the ongoing Phase 1/2 FUNCTION-DMD trial evaluating PBGENE-DMD in boys ages 2 to 7.
Precision continues to advance the Phase 1/2 FUNCTION-DMD clinical trial, with two clinical trial sites now active: Arkansas Children's Hospital in Little Rock and Washington University School of Medicine in St. Louis, both recognized centers of excellence for DMD care.
The study is actively recruiting patients with initial safety data expected for year-end 2026.
Partnered In Vivo Programs:
iECURE-OTC (Gene Insertion Program)
Led by iECURE, Inc. (iECURE) ECUR-506 is an ARCUS-mediated in vivo targeted gene insertion program currently in a first-in-human trial (OTC-HOPE) evaluating ECUR-506 as a potential treatment for neonatal-onset ornithine transcarbamylase (OTC) deficiency. iECURE previously announced alignment with the FDA on key study elements that could support a potential Biologics License Application (BLA). The OTC-HOPE study is ongoing in the U.K., the U.S., Australia, and Spain.
iECURE presented clinical data at the ASGCT Annual Meeting in May, including preliminary data from study participants in the first three dose cohorts (n=7) of the ongoing OTC-HOPE study, and

Exhibit 99.1
demonstrated that 71% of participants experienced no hyperammonemic crises following ECUR-506 administration. In addition, iECURE presented a poster at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting in May 2026 featuring one-year post-treatment data from the first infant dosed in the study who achieved a complete clinical response as defined by study protocol.
Partnered Ex Vivo Programs:
Azer-cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Cancer)
Imugene Limited continues development of azer-cel in diffuse large B-cell lymphoma and has received written guidance from the FDA regarding the registrational pathway for azer-cel. The guidance provided clear alignment with the FDA across key elements required to support advancement into a pivotal study, including dosing regimen, patient population, endpoints, and manufacturing readiness. Azer-cel data presented at the 2026 American Society of Clinical Oncology Annual Meeting in May 2026 demonstrated that among 24 patients evaluable for response following their first disease assessment at Day 28, response rates ranging from 50%-100% were observed across all six cancer subtypes.
Azer-cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Multiple Sclerosis)
Separately, azer-cel is being evaluated by TG Therapeutics, Inc. (Nasdaq: TGTX) in a Phase 1 trial in progressive multiple sclerosis. In April 2026, Precision received a clinical milestone cash payment under its license agreement with TG Therapeutics. The payment of $7.5 million was inclusive of $5.25 million cash and $2.25 million for the purchase of shares of Precision common stock by TG Therapeutics.
Corporate Developments:
Precision announced changes to its senior leadership team to support advancement of its programs through the next set of clinical milestones. On August 1, 2026, Alex Kelly, formerly Chief Financial Officer, was promoted to the newly created role of Chief Operating Officer where he will oversee all key customer-facing functions. Naresh Tanna, formerly Vice President of Investor Relations and Chief of Staff to the CEO, was promoted to Chief Financial Officer where he will oversee corporate finance, reporting and investor relations. In addition, Cassie Gorsuch, PhD, Chief Scientific Officer, now leads all research functions, including clinical stage translational sciences and next generation programs.
Precision announced its addition to the Russell 2000® Index, effective at the close of U.S. equity markets on June 26, 2026, according to the final list of additions published by FTSE Russell expanding market visibility with institutional investors.
Quarter Ended June 30, 2026 Financial Results:
Cash, Cash Equivalents, and Restricted Cash: As of June 30, 2026, Precision had approximately $112.4 million in cash, cash equivalents, and restricted cash. The Company expects that existing cash and cash equivalents, continued fiscal and operating discipline, and availability of Precision’s at-the-market facility will fund the Company’s cash runway through 2028. Based on its expected cash runway, Precision believes it is sufficiently capitalized to achieve PBGENE-HBV and PBGENE-DMD data milestones through 2028.
Revenues: As expected, no revenue was reported for the quarter ended June 30, 2026 compared to less than $0.1 million for the quarter ended June 30, 2025. Revenue from the prior period was recognized from the Novartis Agreement.

Exhibit 99.1
Research and Development Expenses: Research and development expenses were $12.4 million for the quarter ended June 30, 2026, as compared to $12.8 million for the quarter ended June 30, 2025. The decrease of $0.4 million was primarily due to decreases in platform development and research expenses, partially offset by increases in PBGENE-DMD and PBGENE-HBV clinical program costs as the programs continue to advance globally.
General and Administrative Expenses: General and administrative expenses were $6.8 million for the quarter ended June 30, 2026, as compared to $9.1 million for the quarter ended June 30, 2025. The decrease of $2.3 million was primarily a result of operational discipline and lower employee-related costs.
Other Expense: Total other expense was $13.5 million for the quarter ended June 30, 2026, compared to $1.6 million total other expense for the quarter ended June 30, 2025. The increase of $11.9 million was primarily due to non-cash fair value adjustments, primarily from the loss on change in fair value of the warrant liability. Precision’s stock price appreciation as compared to the prior measurement period resulted in an increase in warrant liability and a corresponding non-cash loss. This loss does not impact operating loss or cash runway.
Net Loss: Net loss was $32.7 million, or $(1.26) per share (basic and diluted), for the quarter ended June 30, 2026. Net loss was $23.5 million, or $(2.13) per share (basic and diluted), for the quarter ended June 30, 2025. This increase in net loss compared to the prior period is primarily driven by the non-cash loss from the warrant liability and does not affect loss from operations or cash runway.
About Chronic Hepatitis B
Chronic hepatitis B virus causes inflammation and damage to the liver, leading to chronic infection and increased risk of death from liver cancer or cirrhosis. There is no cure for chronic hepatitis B, and current treatments rarely result in a functional cure, primarily due to persistence of viral DNA in the liver. In patients with chronic hepatitis B, genetic material of the virus is converted within infected liver cells into cccDNA that acts as the only template to make new infectious viral particles. Hepatitis B virus also inserts fragments of its DNA into the human genome of infected liver cells. These integrated fragments are viral replication incompetent and cannot produce new infectious virus. Both cccDNA and integrated HBV DNA produce the viral protein, hepatitis B surface antigen (HBsAg), which is secreted in the blood.
Historically, the focus for drug development and regulatory approval of drugs for chronic hepatitis B has relied on the temporary suppression of HBsAg. Achieving undetectable HBsAg may lead to a functional cure if there is no rebound in HBV DNA or HBsAg after drug treatment has been discontinued for at least six months, but this is achieved in less than three out of 100 patients treated with the current standard of care. Since cccDNA is the only source of infectious particles (HBV DNA), elimination of cccDNA results in a viral cure of chronic hepatitis B. Sustained loss of HBV DNA alone as a result of cccDNA elimination is an approvable endpoint for the FDA and highly relevant for PBGENE-HBV.
About PBGENE-HBV, A Viral Elimination Program
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program under investigation in a global first-in-human clinical trial, which is designed to be a potentially curative treatment for chronic Hepatitis B infection. PBGENE-HBV is the first and only potentially curative gene editing program to enter the clinic that is specifically designed to eliminate the root cause of chronic hepatitis B, cccDNA, while inactivating integrated HBV DNA. Elimination of cccDNA results in HBV viral cure as cccDNA is the only

Exhibit 99.1
source of infectious replication (HBV DNA). The ELIMINATE-B trial is investigating PBGENE-HBV at multiple dose levels across a number of administrations per dose level in patients with chronic Hepatitis B. PBGENE-HBV has been granted Fast Track designation by the FDA. The FDA has previously provided guidance that sustained loss of HBV DNA is an approvable endpoint for chronic hepatitis B.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov identifier NCT06680232.
About PBGENE-DMD, A Muscle-Targeted Excision Program
PBGENE-DMD is Precision’s development program for the treatment of DMD. DMD is a genetic disease caused by mutations in the dystrophin gene that prevent production of the dystrophin protein and affects approximately 15,000 patients in the U.S. alone. There are currently no approved therapies that can drive durable and significant functional improvements over time. PBGENE-DMD is designed to improve function for approximately 60% of patients afflicted with DMD by employing two complementary ARCUS nucleases delivered in a single AAV to excise exons 45-55 of the dystrophin gene. Compared with DMD, deletion of exons 45-55 is often associated with a milder prognosis for patients. The aim of this approach is to restore a near full-length functional dystrophin protein within the body that more closely resembles normal dystrophin as opposed to synthetic, truncated microdystrophin approaches with minimal functional benefit. The Phase 1/2 FUNCTION-DMD study is expected to enroll ambulatory DMD patients with mutations between exons 45 and 55. The clinical trial will employ an appropriate immune modulation regimen and safety monitoring program to treat ambulatory patients at world class specialized DMD clinical sites.
PBGENE-DMD was granted Orphan Drug Designation by the FDA in July 2025. The PBGENE-DMD program is eligible for a Priority Review Voucher (PRV) via the Rare Pediatric Disease Priority Review Voucher (PRV) program, which was signed into law on February 3, 2026, as part of the Consolidated Appropriations Act of 2026. PBGENE-DMD received Fast Track designation from the FDA in February 2026.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov identifier NCT07429240.
About Precision BioSciences, Inc.
Precision BioSciences, Inc. is a clinical stage gene editing company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform that differs from other technologies in the way it cuts, its smaller size, and its simpler structure. These features are intended for ARCUS nucleases to drive more defined therapeutic outcomes. Using ARCUS, the Company’s pipeline is comprised of clinical stage in vivo gene editing candidates designed to deliver lasting cures for the broadest range of genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.
The ARCUS® platform is being used to develop in vivo gene editing therapies for sophisticated gene edits, including gene elimination (removing a genome e.g. viral DNA such as in the Company’s PBGENE-HBV program), and excision (removing a large portion of a defective gene by delivering two ARCUS nucleases in a single AAV such as in the Company’s PBGENE-DMD program) and gene insertion (inserting DNA into gene to cause expression/add function).

Exhibit 99.1
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the key advantages of ARCUS and its key capabilities and differentiating characteristics; expectations about operational initiatives, strategies, further development, or timing of additional updates or data releases of PBGENE-HBV and PBGENE-DMD, timing and progress of site activation, patient recruitment, and enrollment for the FUNCTION-DMD and ELIMINATE-B clinical trials; expected timing of program or clinical updates or progress for the FUNCTION-DMD and ELIMINATE-B clinical trials by the end of 2026, including an expectation of initial safety data in the FUNCTION-DMD study; administrations of PBGENE-HBV across cohorts and the evaluation on the impact of escalating dose levels and dosing intervals; the goal of complete viral cure in PBGENE-HBV, the expectation of current and future ELIMINATE-B dataset to inform selection of the optimal dosing schedule for Part 2 expansion; the design of PBGENE-HBV to eliminate cccDNA and inactivate integrated HBV DNA with high specificity, potentially leading to cure; the suitability of PBGENE-HBV for the treatment of hepatitis B and the targeting of the root cause of the disease; the adequacy of mitigation measures in LNP-related hypotension observed during dose escalation; the design of PBGENE-DMD to durably improve function for approximately 60% of patients with DMD; translation of results in preclinical studies of ARCUS nucleases to clinical studies in humans; the preclinical and clinical development and demonstrated, potential and expected safety, efficacy, durability, and benefit of PBGENE-HBV and PBGENE-DMD, as well as our other product candidates and those being developed by partners; expectations of continued azer-cel development by licensees or partners; and the sufficiency of our expected cash runway to extend through 2028 to enable PBGENE-HBV and PBGENE-DMD data milestones. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “belief”, “believe,” “contemplate,” “could,” “design,” “designed,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “strive,” “suggest,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.
Forward-looking statements are based on management’s current expectations, beliefs, and assumptions and on information currently available to us. These statements are neither promises nor guarantees, and involve a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, our ability to become profitable; our ability to procure sufficient funding to advance our programs; risks associated with our capital requirements, anticipated cash runway, requirements under our current debt instruments and effects of restrictions thereunder, including our ability to raise additional capital due to market conditions and/or our market capitalization; our operating expenses and our ability to predict what those expenses will be; our limited operating history; the progression and success of our programs and product candidates in which we expend our resources; our limited ability or inability to assess the safety and efficacy of our product candidates; the risk that other genome-editing technologies may provide significant advantages over our ARCUS technology; our dependence on our ARCUS technology; the initiation, cost, timing, progress, achievement of milestones and results of research and development activities and preclinical and clinical studies, including clinical trial and investigational new drug applications; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, and biotechnology fields; our or our collaborators’ or other licensees’ ability to identify, develop and commercialize product candidates; pending and potential product liability lawsuits and penalties against us or our collaborators or other licensees related to our technology and our product candidates; the U.S. and foreign regulatory landscape applicable to our and our collaborators’ or other licensees’

Exhibit 99.1
development of product candidates; our or our collaborators’ or other licensees’ ability to advance product candidates into, and successfully design, implement and complete, clinical trials; potential manufacturing problems associated with the development or commercialization of any of our product candidates; delays or difficulties in our and our collaborators’ and other licensees’ ability to enroll patients; changes in interim “top-line” and initial data that we announce or publish; if our product candidates do not work as intended or cause undesirable side effects; risks associated with applicable healthcare, data protection, privacy and security regulations and our compliance therewith; our or our licensees’ ability to obtain orphan drug designation or fast track designation for our product candidates or to realize the expected benefits of these designations; our or our collaborators’ or other licensees’ ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; the rate and degree of market acceptance of any of our product candidates; our ability to effectively manage the growth of our operations; our ability to attract, retain, and motivate executives and personnel; effects of system failures and security breaches; insurance expenses and exposure to uninsured liabilities; effects of tax rules; effects of any pandemic, epidemic, or outbreak of an infectious disease; the success of our existing collaboration and other license agreements, and our ability to enter into new collaboration arrangements; our current and future relationships with and reliance on third parties including suppliers and manufacturers; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; potential litigation relating to infringement or misappropriation of intellectual property rights; effects of natural and manmade disasters, public health emergencies and other natural catastrophic events; effects of sustained inflation, supply chain disruptions and major central bank policy actions; market and economic conditions; risks related to ownership of our common stock, including fluctuations in our stock price; our ability to meet the requirements of and maintain listing of our common stock on Nasdaq or other public stock exchanges; and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the annual period ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website under SEC Filings at investor.precisionbiosciences.com.
All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Exhibit 99.1
Precision Biosciences, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	For the Three Months Ended June 30,
	2026	2025
Revenue	$—	$18
Operating expenses
Research and development	12,394	12,768
General and administrative	6,767	9,127
Total operating expenses	19,161	21,895
Operating loss	(19,161)	(21,877)
Other (expense) income:
Loss from equity method investment	—	(665)
Loss on changes in other fair value adjustments	(244)	(2,464)
(Loss) gain on change in fair value of warrant liability	(13,891)	753
Interest expense	(300)	(358)
Interest income	943	1,116
Gain (loss) on disposal of assets	1	(25)
Total other expense	(13,491)	(1,643)
Net loss	$(32,652)	$(23,520)

Net loss per share
Basic	$(1.26)	$(2.13)
Diluted	$(1.26)	$(2.13)

Weighted-average shares of common stock outstanding
Basic	25,856,628	11,046,401
Diluted	25,856,628	11,046,401

Exhibit 99.1
Precision Biosciences, Inc.
Balance Sheets Data
(In thousands, except share amounts)

	June 30, 2026	December 31, 2025
Cash, cash equivalents, and restricted cash	$112,406	$137,153
Working capital	84,409	109,827
Total assets	125,920	154,416
Total liabilities	80,627	62,168
Total stockholders' equity	$45,293	$92,248
Common stock outstanding	26,433,558	24,088,425

Investor and Media Contact:
Naresh Tanna
Chief Financial Officer
naresh.tanna@precisionbiosciences.com